Exhibit 99.1
Erickson Reports Third Quarter 2014 Results
— Achieves Growth in Operating Income, Adjusted EBITDA, Net Income and fully diluted EPS —
— Oil & Gas Drives Infrastructure Construction Revenue Growth of 112%; New Contract Activity Remains Strong —
— Increased Contract and Proposal Activity in Government Segment —

PORTLAND, Ore.-(BUSINESS WIRE)-November 6, 2014- Erickson Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services to a worldwide mix of commercial and government customers and the vertically integrated manufacturer and operator of the powerful, heavy-lift helicopter, the Erickson S-64 Aircrane, today announced third quarter and year to date 2014 financial results.

Udo Rieder, Chief Executive Officer of Erickson, commented, “We delivered solid performance during our peak season, despite softness in fire activity across the globe. Recent contract wins and proposal activity in both Oil and Gas and in our Government segment give us confidence in our long-term strategy. We remain focused on diversification to achieve a more balanced mix of end markets while positioning our business for sustainable growth. We continue to see an excellent opportunity to increase utilization of our fleet around the world.”
Recent Highlights and Third Quarter

•
In October 2014, the Company signed a two-year contract with Agip Oil Ecuador, a subsidiary of Eni SpA, under which it will provide one S-64 Aircrane and one Bell 214ST medium lift helicopter for use in oil exploration in Ecuador.

•	In October 2014, the Company was awarded new Government segment work for aerial transport services utilizing multiple fixed and rotor wing aircraft.

•
Third quarter revenues declined 1.6% to $118.3 million as compared to $120.2 million the prior year period, reflecting the anticipated decline in defense and security activity offset partially by diversified growth in our commercial segment.

•
Third quarter operating income increased by 15.8% to $38.5 million versus prior year. Adjusted operating income, which excludes $0.9 million of restructuring, acquisition, and integration costs, grew by 10.2% to $39.4 million as compared to $35.8 million for the third quarter of 2013.

•	Third quarter adjusted EBITDA increased 4.8% to $50.0 million, a margin of 42.2% as compared to $47.7 million, a margin of 39.7% last year.

•	The Company generated $17.2 million in free cash flow during the third quarter.

Third Quarter Results
Revenue for the quarter ended September 30, 2014 was essentially flat compared to prior year, with growth in the Company's South American oil and gas business and firefighting offset by lower revenues from defense and security related services.
Government segment revenues in the third quarter decreased 8.1% to $85.4 million as compared to revenues of $92.9 million in the prior year period, driven primarily by the de-scoping of Department of Defense activity in Afghanistan, lower than expected flight hours in firefighting in Greece and the US, partially offset by increased firefighting revenues in Turkey.
Commercial segment revenues in the third quarter increased by 20.7% to $33.0 million as compared to $27.3 million in the prior year’s period. The year-over-year increase was primarily due to higher oil and gas revenue in South America and revenues associated with aircraft sales by our Trade group; this was offset primarily by a reduction in MRO revenues in the prior year, which benefited from a large one time sale of intellectual property.

Third quarter 2014 operating income increased by 15.8% to $38.5 million as compared to the prior year level of $33.3 million;

adjusted operating income, which excludes acquisition, integration and restructuring expenses, increased by 10.2% to $39.4 million, as compared to adjusted operating income of $35.8 million in the prior year period.

Net income in the third quarter of 2014 increased by 16.1% to $16.9 million, or $1.22 per diluted share, compared to $14.5 million, or $1.05 per diluted share, in the prior year period; adjusted net income increased by 8.6% to $17.4 million, or $1.26 per diluted share as compared to $16.0 million or $1.16 per diluted share in the prior year.
Third quarter adjusted EBITDA increased to $50.0 million as compared to $47.7 million in the prior year period; prior year third quarter pro forma adjusted EBITDA was $48.4 million. Adjusted EBITDAR was $55.1 million in the third quarter of 2014 as compared to $53.1 million in the prior year’s third quarter.
As of September 30, 2014, the Company had $86.2 million drawn on its revolving credit facility (excluding letters of credit) and $2.6 million in cash on its balance sheet.

2014 Guidance

The full year guidance described below is operational and adjusted to exclude any acquisition or integration related expenses, including those incurred for the year to date ended September 30, 2014.

For the full year ended December 31, 2014, the Company now anticipates completing the year towards the lower end of its previously issued guidance range inclusive of revenues in the range of $350 to $370 million; EBITDA in the range of $85 to $95 million; adjusted EBITDAR in the range of $106 to $116 million, and adjusted earnings per share of $0.35 to $0.75, based on fully diluted shares outstanding of 13.8 million.

Mr. Rieder concluded, “We are well underway in growing our oil and gas business in South America and are encouraged by increased activity in our Government segment. We continue to be a market leader in firefighting, timber harvesting and construction. As we look towards the next year, we expect to achieve a better balance by end market and geography, in particular through continued growth in our commercial business. We are pleased to have captured yet another important and multi-year contract with a major oil and gas company in South America. We intend to continue to drive the business forward and to retain our cost discipline. We expect to begin fiscal 2015 with a more nimble and flexible operating footprint and an improved ability to react to market conditions and opportunities across the business.”
About Erickson Incorporated
Erickson Incorporated is a leading global provider of aviation services to a worldwide mix of commercial and government customers. The Company currently operates a diverse fleet of 88 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes. This fleet supports a wide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and transportation and other government related activities. The Company also maintains a vertical manufacturing capability for the S-64 Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific. For more information, please visit http://www.ericksonaviation.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the recently completed the acquisitions of both Evergreen Helicopters and Air Amazonia and we may not realize the benefits of these acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, as well as the other reports we file with the SEC from time to time.
You should not place undue reliance on any forward-looking statements. Erickson assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.
Conference Call
The Company will hold a conference call to discuss its earnings results for the third quarter ended September 30, 2014 on November 6, 2014 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaviation.com. To access the call, dial toll-free 1-888-378-0320 or 1-719-325-2362 (international). The pass code is 9257150.
To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 9257150. The replay will be available beginning at 7:30 p.m. ET on November 6, 2014, and will last through 11:59 p.m. ET November 13, 2014.
This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaviation.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.
— FINANCIAL TABLES FOLLOW —

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,559	$1,881
Restricted cash	465	2,883
Accounts receivable, net of allowances for doubtful accounts of $648 and $991 in 2014 and 2013, respectively	65,961	65,987
Prepaid expenses and other current assets	10,198	3,360
Income tax receivable	162	135
Deferred tax assets	2,351	3,715
Total current assets	81,696	77,961
Aircraft support parts, net	137,848	126,696
Aircraft, net	123,475	127,179
Property, plant and equipment, net	125,901	109,382
Goodwill	215,634	234,978
Other intangible assets, net	20,654	22,484
Other non-current assets	24,861	28,625
Total assets	$730,069	$727,305
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,673	$29,035
Accrued and other current liabilities	39,508	41,233
Income tax payable	975	621
Total current liabilities	63,156	70,889
Long-term debt	16,831	16,160
Long-term revolving credit facilities	86,240	68,086
Long-term notes payable	355,000	355,000
Other long-term liabilities	12,688	1,819
Uncertain tax positions	5,669	5,669
Deferred tax liabilities	5,722	16,775
Total liabilities	545,306	534,398
Stockholders’ equity:
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,802,212 and 13,787,914 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	180,818	179,954
Retained earnings	4,263	12,104
Accumulated other comprehensive loss, net of tax	(1,122)	(42)
Total stockholders’ equity attributable to Erickson Incorporated	183,960	192,017
Noncontrolling interest	803	890
Total stockholders’ equity	184,763	192,907
Total liabilities and stockholders’ equity	$730,069	$727,305

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net revenues:	$118,338	$120,226	$273,407	$225,756
Cost of revenues	70,360	74,041	203,420	152,808
Gross profit	47,978	46,185	69,987	72,948
Operating expenses:
General and administrative	6,608	10,107	20,399	26,486
Research and development	783	1,154	2,839	3,116
Selling and marketing	2,060	1,642	7,203	5,507
Impairment of goodwill	—	—	21,272	—
Total operating expenses	9,451	12,903	51,713	35,109
Operating income	38,527	33,282	18,274	37,839
Other income (expense):
Interest expense, net	(9,002)	(8,665)	(26,866)	(16,516)
Other expense, net	(831)	(953)	(2,193)	(2,617)
Total other income (expense)	(9,833)	(9,618)	(29,059)	(19,133)
Net income (loss) before income taxes and noncontrolling interest	28,694	23,664	(10,785)	18,706
Income tax expense (benefit)	11,753	9,176	(3,039)	7,009
Net income (loss)	16,941	14,488	(7,746)	11,697
Less: Net (income) loss related to noncontrolling interest	(79)	37	(95)	(341)
Net income (loss) attributable to Erickson Incorporated and common stockholders	$16,862	$14,525	$(7,841)	$11,356
Net income (loss)	$16,941	$14,488	$(7,746)	$11,697
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,995)	727	(1,189)	542
Comprehensive income (loss)	14,946	15,215	(8,935)	12,239
Comprehensive (income) loss attributable to noncontrolling interest	17	(14)	14	(375)
Comprehensive income (loss) attributable to Erickson Incorporated	$14,963	$15,201	$(8,921)	$11,864
Net income (loss) per share attributable to common stockholders
Basic	$1.22	$1.26	$(0.57)	$1.10
Diluted	$1.22	$1.05	$(0.57)	$1.02
Weighted average shares outstanding
Basic	13,802,212	11,562,465	13,797,093	10,356,507
Diluted	13,817,050	13,813,514	13,797,093	11,122,050

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Cash flows from operating activities:
Net income (loss)	$16,941	$14,488	$(7,746)	$11,697
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	10,164	11,566	27,098	25,439
Impairment of goodwill	—	—	21,272	—
Deferred income taxes	8,467	8,460	(8,273)	4,665
Non-cash interest expense on debt	147	579	670	1,776
Non-cash interest on tax contingencies	—	560	—	871
Non-cash interest income on loans	—	(58)	—	(99)
Write-off of debt issuance costs related to the early extinguishment of debt	—	—	—	215
Stock-based compensation	220	255	616	665
Amortization of debt issuance costs	613	599	1,827	1,386
Gain on sale of equipment	(62)	(20)	(253)	(41)
Gain on involuntary conversion	(308)	—	(308)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,095)	(12,799)	(1,525)	(26,482)
Prepaid expenses and other current assets	(6,001)	(380)	(6,907)	(2,018)
Income tax receivable	3	(246)	949	(561)
Aircraft support parts, net	(923)	(9,999)	(13,638)	(23,193)
Other non-current assets	1,106	(1,622)	4,232	(4,303)
Accounts payable	(6,892)	4,736	(6,161)	(20,740)
Accrued and other current liabilities	12,291	(3,272)	(4,050)	2,740
Income tax payable	493	25	1,210	1,256
Other long-term liabilities	(366)	(656)	192	896
Net cash provided by (used in) operating activities	32,798	12,216	9,205	(25,831)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(22,998)	—	(231,868)
Purchases of aircraft and property, plant and equipment, net	(15,569)	(7,733)	(52,707)	(32,366)
Proceeds from sale-leaseback of aircraft	—	—	24,660	—
Restricted cash	574	45,953	2,341	942
Purchase of intangible assets	—	(2,200)	—	(2,200)
Decrease in other assets	—	—	—	(35)
Dividends paid to non-controlling interest	—	—	(73)	(341)
Net cash provided by (used in) investing activities	(14,995)	13,022	(25,779)	(265,868)
Cash flows from financing activities:
Proceeds from shareholders, net	—	—	414	—
Repayments of subordinated notes	—	—	—	(27,572)
Repayments of credit facilities	(69,716)	(30,382)	(148,839)	(214,799)
Borrowings from credit facilities	53,862	49,535	166,993	197,387
Borrowing of notes	—	—	—	400,000
Repayment of notes	—	(45,000)	—	(45,000)
Debt issuance costs	(72)	(691)	(339)	(14,667)
Shares withheld for payment of taxes	—	(84)	(166)	(697)
Net cash provided by (used in) financing activities	(15,926)	(26,622)	18,063	294,652
Effect of foreign currency exchange rates on cash and cash equivalents	(1,762)	865	(811)	881
Net increase (decrease) in cash and cash equivalents	115	(519)	678	3,834
Cash and cash equivalents at beginning of period	2,444	5,821	1,881	1,468
Cash and cash equivalents at end of period	$2,559	$5,302	$2,559	$5,302
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,017	$1,972	$19,553	$11,820
Cash paid for income taxes, net	$1,588	$526	$2,449	$971

The following tables provide additional detail on the revenues and revenue flight hours for the components of the two reportable segments:

(Dollars in thousands)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Government revenues:
Firefighting	$47,973	$43,025	$72,254	$68,442
Defense and security	35,707	48,028	118,177	76,794
Transport and other government-related services	1,675	1,855	5,156	9,134
Total Government revenues	$85,355	$92,908	$195,587	$154,370

(Dollars in thousands)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Commercial revenues:
Timber harvesting	$6,465	$9,416	$18,623	$26,916
Infrastructure construction	22,932	10,807	49,498	34,342
Manufacturing / MRO	2,421	7,095	7,454	10,128
Aircraft sales	1,165	—	2,245	—
Total Commercial revenues	$32,983	$27,318	$77,820	$71,386

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Government revenue flight hours:
Firefighting	2,079	2,198	2,914	3,249
Defense and security	2,855	5,382	10,492	8,598
Transport and other government-related services	71	137	244	452
Total Government flight hours	5,005	7,717	13,650	12,299

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Commercial revenue flight hours:
Timber harvesting	1,032	1,352	3,030	3,824
Infrastructure construction	1,090	730	2,437	2,294
Total Commercial flight hours	2,122	2,082	5,467	6,118
Use of Non-GAAP Financial Measures
The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings (or loss) for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive officer of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments. We have further adjusted EBITDA for continued acquisition and integration costs beyond the nine months defined by our Revolving Credit Facility agreement and the restructuring costs associated with exiting the Malaysian timber harvesting market and right-sizing of our business in Brazil.
The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA. We present Adjusted EBITDAR because we believe this provides us with a more comparable measure for managing our business.
The Company also uses adjusted net income (loss), adjusted operating income (loss), and adjusted net income (loss) per share, in managing our business. We define adjusted operating income (loss) as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, impairment, restructuring, integration and related expenses. We define adjusted net income (loss) as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income (loss) per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income (loss) per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.
The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

(Dollars in thousands)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net income (loss) attributable to Erickson Incorporated	$16,862	$14,525	$(7,841)	$11,356
Interest expense, net	9,002	8,665	26,866	16,516
Tax expense (benefit)	11,753	9,176	(3,039)	7,009
Depreciation and amortization	10,164	11,566	27,098	25,439
Amortization of debt issuance costs	613	599	1,827	1,386
EBITDA	$48,394	$44,531	$44,911	$61,706
Acquisition and integration related expenses	236	2,511	1,658	8,755
Non-cash unrealized mark-to-market foreign exchange (gains) losses	518	(159)	274	(299)
Non-cash charges from awards to employees of equity interests	220	255	616	665
Loss on early extinguishment of debt	—	—	—	215
Interest expense related to tax contingencies	—	560	—	871
Non-cash goodwill impairment loss	—	—	21,272	—
Restructuring costs	667	—	1,081	—
Gain on sale of equipment	(62)	(20)	(253)	(41)
Adjusted EBITDA	$49,973	$47,678	$69,559	$71,872
Aircraft lease expenses	5,160	5,408	15,273	8,627
Adjusted EBITDAR	$55,133	$53,086	$84,832	$80,499

(Dollars in thousands)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Operating Income and Adjusted Operating Income Reconciliation
Operating income	$38,527	$33,282	$18,274	$37,839
Acquisition and integration related expenses	236	2,511	1,658	8,755
Non-cash goodwill impairment loss	—	—	21,272	—
Restructuring costs	667	—	813	—
Adjusted operating income	39,430	35,793	42,017	46,594
Net Income and Adjusted Net Income Reconciliation
Net income (loss) attributable to Erickson Incorporated	$16,862	$14,525	$(7,841)	$11,356
Acquisition and integration related expenses	236	2,511	1,658	8,755
Non-cash goodwill impairment loss	—	—	21,272	—
Restructuring costs	667	—	1,081	—
Tax effect of acquisition and integration related expenses, goodwill impairment, and restructuring expenses (assumed 40% rate)	(361)	(1,004)	(9,604)	(3,502)
Net impact of acquisition and integration related costs on net income	542	1,507	14,407	5,253
Adjusted net income attributable to Erickson Incorporated	$17,404	$16,032	$6,566	$16,609
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholder Reconciliation
Net income (loss) attributable to common stockholders	$16,862	$14,525	$(7,841)	$11,356
Adjusted net income attributable to Erickson Incorporated	$17,404	$16,032	$6,566	$16,609
Weighted average shares outstanding
Basic	13,802,212	11,562,465	13,797,093	10,356,507
Diluted	13,817,050	13,813,514	13,819,081	11,122,050
Adjusted net income per share attributable to Erickson Incorporated
Basic	$1.26	$1.39	$0.48	$1.60
Diluted	$1.26	$1.16	$0.48	$1.49